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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
First Northern Community Bancorp:

We consent to incorporation by reference in the registration statement on Form S-8 of First Northern Community Bancorp of our report dated January 21, 2000, relating to the balance sheets of First Northern Bank of Dixon as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of First Northern Bank of Dixon filed with the Federal Deposit Insurance Corporation.

KPMG LLP


Sacramento, California
May 22, 2000


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